Exhibit 4.4

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SONIC AUTOMOTIVE, INC.

Sonic Automotive, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

    FIRST:        The name of the Corporation is Sonic Automotive, Inc.

SECOND:    This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware and the Amended and Restated Certificate of Incorporation of the Corporation.

THIRD:    This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been duly approved by the required vote of the stockholders of the Corporation at the annual meeting of stockholders duly called and held on April 28, 2021, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.

FOURTH:    The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by inserting the following as Article XI:

“ARTICLE XI

Exclusive Jurisdiction of Delaware Courts or the United States District Court for the District of Delaware

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on behalf of the Corporation (other than derivative actions brought to enforce any duty or liability created by the Securities Exchange Act of 1934 or the rules and regulations promulgated thereunder), (ii) any action asserting a claim of breach of, or based on, a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any current or former director, officer, or other employee or stockholder of the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, but only to the extent permitted by applicable law, the United States District Court for the District of Delaware shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder, or any ancillary claims related thereto which are subject to the ancillary jurisdiction of the federal courts.”

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 3rd day of May, 2021.

SONIC AUTOMOTIVE, INC.

By: /s/ STEPHEN K. COSS
Name:    Stephen K. Coss
Title:    Senior Vice President,
    General Counsel and Secretary